UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2017

SUNESIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51531	94-3295878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 Oyster Point Boulevard, Suite 400 South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 266-3500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On December 2, 2017, Daniel N. Swisher, Jr. provided notice of his resignation from all of his positions with Sunesis Pharmaceuticals, Inc. (the “Company”), including as Chief Executive Officer, President, Corporate Secretary and director of the Company, effective as of December 31, 2017, to pursue an external employment opportunity with a large pharmaceuticals company. Mr. Swisher’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Swisher is expected to remain in his role as Chief Executive Officer, President, Corporate Secretary and director of the Company until December 31, 2017, during which time he will continue to receive his regular salary and remain eligible for the Company’s standard benefits available generally to other employees of the Company. Following his resignation, Mr. Swisher will continue to support the Company in a strategic advisor capacity to ensure a smooth transition.

On December 3, 2017, the Board of Directors of the Company (the “Board”) resolved that subject to Mr. Swisher’s agreement to serve as a strategic advisor to the Board effective as of January 1, 2018 until December 31, 2018 or earlier termination by the Company (the “Advisory Period”) to assist in an orderly transition and advise the Board on Mr. Swisher’s area of expertise and experience, Mr. Swisher will (i) receive $125,000 payable in cash and stock in lieu of his anticipated bonus for 2017 on or about January 5, 2018, the allocation between cash and stock to be determined by the Board in their sole discretion, and (ii) continue to vest the options and other Company equity granted to Mr. Swisher will continue to vest through the end of the Advisory Period and for so long as Mr. Swisher continues to provide the advisory services to the Company, at which time any further vesting of his options and equity grants will cease and Mr. Swisher will have three months from the end of the Advisory Period to exercise his vested options. Except for the foregoing, all other rights and obligations with respect to Mr. Swisher’s equity will be as set forth in the applicable stock option and restricted stock unit agreement(s), grant notice(s) and plan documents.

(c)

On December 2, 2017, the Board appointed Dayton Misfeldt, a member of the Board, as interim Chief Executive Officer, effective January 1, 2018, or the Effective Date. As of the Effective Date, Mr. Misfeldt will assume the duties of the Company’s principal executive officer on an interim basis. The Nominating and Corporate Governance Committee of the Board is leading the search for a new Chief Executive Officer.

Mr. Misfeldt, age 44, has served as a member of the Board since 2009. Mr. Misfeldt is a Managing Director of Bay City Capital LLC, a venture capital firm, and focuses on biopharmaceutical investment opportunities. Prior to joining Bay City Capital in May 2000, Mr. Misfeldt was a Vice President at Roth Capital Partners where he worked as a sell-side analyst covering the biopharmaceutical industry. Mr. Misfeldt has also worked as a Project Manager at LifeScience Economics. Mr. Misfeldt received a B.A. in Economics from the University of California, San Diego.

The Board intends to review and approve the compensation arrangements for Mr. Misfeldt in an upcoming meeting of the Board or the Compensation Committee of the Board. There are no arrangements or understandings between Mr. Misfeldt and any other person pursuant to which he was selected as an officer of the Company, and there is no family relationship between Mr. Misfeldt and any of the Company’s other directors or executive officers. Entities affiliated with Bay City Capital LLC, at which Mr. Misfeldt is a Managing Director, purchased 400,000 shares of the Company’s common stock and warrants to purchase 200,000 shares of the Company’s common stock for an aggregate consideration of $800,000 in the Company’s public offering in October 2017. Other than the foregoing, Mr. Misfeldt is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNESIS PHARMACEUTICALS, INC.

Dated: December 4, 2017	By:	/s/ Daniel N. Swisher, Jr.
Daniel N. Swisher, Jr.
Chief Executive Officer, President and Corporate Secretary